Exhibit No. 99.1

News Release

Piedmont Natural Gas Issues
Earnings Guidance for Fiscal Year 2003

CHARLOTTE, NC — Piedmont Natural Gas (NYSE: PNY) today said its earnings for fiscal year 2003, which ends October 31, 2003, are expected to be between $2.05 and $2.15 per diluted share. Piedmont also reaffirms its previous earnings guidance for fiscal year 2002 of $1.90 to $2.00 per share, with emphasis toward the lower end of the range. Actual results for the year ended October 31, 2002, are expected to be released on December 13, 2002.

Earnings for FY 2003 are expected to be positively impacted by new customer billing rates that were recently approved by the North Carolina Utilities Commission (NCUC) and the Public Service Commission of South Carolina (PSCSC). Overall rate increases of $22.2 million became effective November 1. While the recently announced agreement to purchase the stock of North Carolina Natural Gas (NCNG) is expected to be accretive to earnings during FY 2004, the first full year following closing, the transaction is expected to be dilutive by $0.05 to $0.07 per share during FY 2003. As previously announced, the transaction, if approved, is expected to close in mid-2003.

Excluding the proposed NCNG acquisition, Piedmont anticipates a customer growth rate of about 3.5% during FY 2003 and utility capital expenditures totaling around $85 million to fund this growth. The customer growth rate exceeds the industry national average, but is below historic growth rates as a result of continued weakness in the economy.

Senior management has scheduled a conference call to discuss earnings guidance and other recent announcements. Ware F. Schiefer, Chief Executive Officer, will host the call on Wednesday, November 6, 2002, at 2:30 p.m. Eastern Time. The conference call will be broadcast live over the Internet and will be accessible at www.piedmontng.com.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy and services company primarily engaged in the distribution of natural gas to 725,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. Please refer to page 21 of our Annual Report to Shareholders and our most recent SEC filings for information about the risk factors that could cause actual results to differ.

Contacts:
Piedmont Natural Gas
Corporate Communications, Stephen D. Conner: 704.731.4205
Investor Relations, Headen Thomas: 704.731.4438

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